Comstock Reports Third Quarter 2022 Results
•Revenue increased 26% to $12.8 million in Q3 2022 vs. $10.1 million in Q3 2021; YTD revenue increased 29% to $30.0 million vs. $23.3 million in 2021
•Operating income increased 24% to $3.9 million in Q3 2022 vs. $3.1 million in Q2 2021; YTD operating income increased 56% to $6.4 million in Q3 2022 vs. $4.1 million in 2021
•Further strengthened balance sheet through pay off of $5.5 million balance on $10.0 million revolving credit facility
RESTON, Va. — November 10, 2022 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) (“Comstock” or the “Company”) announced its financial results for the three and nine months ended September 30, 2022.

“We continue to achieve positive financial results, primarily driven by the consistency and strength of our Anchor Portfolio and highlighted by our 9th consecutive quarter of year-over-year top line growth,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We completed the deleveraging of our balance sheet by paying off our last remaining debt, minimizing the risk associated with rising interest rates and positioning us to continue our recent trend of year-over-year revenue and earnings growth. Our growing revenue pipeline and our low-leverage, asset-light business model will drive further earnings growth, allowing us to out-perform many industry peers and deliver value for our shareholders.”
Key Performance Metrics1

	($ in thousands, except per share data)
	Revenue	Q3 2022	Q3 2021	YTD 2022	YTD 2021
		$12,813	$10,164	$30,011	$23,328

	Income from operations	$3,875	$3,137	$6,357	$4,072
	Net income[2]	3,689	3,057	6,417	15,096

	Adjusted EBITDA	$4,143	$3,317	$7,137	$4,595

	Net income per share — diluted	$0.37	$0.34	$0.90	$1.67

	Managed Portfolio - # of assets	40	30	40	30

[1]	All amounts represent continuing operations. Please see the included financial tables for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure

[2]	Net income for YTD 2021 includes the impact of a $11.3 million tax benefit stemming from the partial release of deferred tax valuation allowance. Excluding this impact, YTD 2022 net income increased 70% vs. the prior year, to $6.5 million
Q3 2022 Highlights
•Recognized $3.9 million incentive fee revenue based on achievement of operating asset stabilization, pursuant to the terms of the 2022 Asset Management Agreement (“2022 AMA”).

•Continued to deleverage the balance sheet to reduce exposure to increasing interest rates through $5.5 million full pay down of outstanding principal balance on $10.0 million revolving credit facility.
•Secured approximately 98,000 square feet of new leases in Q3 related to office and retail assets, including a lease to Puttshack, whose 29,000 square foot facility will anchor Phase II of Reston Station, (which is currently under construction) and will be the first active entertainment venue of its kind in the area; Portfolio-wide, new leases secured year-to-date now at nearly 350,000 square feet.
•Advanced development of Phase II of Reston Station, the Reston Row District, that includes approximately 500,000 square feet of office space in two Trophy-Class towers, 450 multi-family units, 136,000 square feet of retail, dining, and entertainment venues, and Virginia’s first JW Marriott luxury hotel and branded condominium tower.
•Further expansion of managed assets in the Anchor Portfolio via significant additions land to the Reston Station development, including approximately 8 acres across Wiehle Avenue from the JW Marriott hotel/condo that will represent Phase III of Reston Station and approximately 3 acres located at the intersection of Reston Station Boulevard and Metro Center Drive. The Reston Station neighborhood now covers nearly 80 acres spanning the Dulles Toll Road and surrounding the Wiehle Reston-East Metro Station.
•Continued expansion of the ParkX portfolio of managed commercial garages, with new locations open or coming soon in Fairfax County, Montgomery County, and Washington, D.C.
•Utilization of leased commercial properties in our managed portfolio increased during the period, a trend that began early in the year.
•Residential portfolio continues to experience year-over-year growth in occupancy levels and revenue.
About Comstock
Founded in 1985, Comstock is a leading developer, investor, and asset manager of mixed-use and transit-oriented properties in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet of transit-oriented and mixed-use properties, including stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the mid-Atlantic region, as well as multiple large-scale public-private partnership developments. For more information, please visit Comstock.com.
Cautionary Statement Regarding Forward-Looking Statements
This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning important risk factors and uncertainties can be found under the heading "Risk Factors" in our latest Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Investor Contact	Media Contact
Christopher Guthrie	Shanna Wilson
Executive Vice President & Chief Financial Officer	shanna.wilson@allisonpr.com
cguthrie@comstock.com	917-674-3096
703-230-1292

COMSTOCK HOLDING COMPANIES, INC.
Consolidated Balance Sheets
(Unaudited; In thousands)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$5,357	$15,823
Accounts receivable, net	793	46
Accounts receivable - related parties	6,884	1,697
Prepaid expenses and other current assets	339	197
Current assets held for sale	—	2,313
Total current assets	13,373	20,076
Fixed assets, net	404	264
Intangible assets	144	—
Leasehold improvements, net	126	—
Investments in real estate ventures	7,207	4,702
Operating lease assets	6,807	7,245
Deferred income taxes, net	11,470	11,300
Other assets	22	15
Total assets	$39,553	$43,602

Liabilities and Stockholders' Equity
Current liabilities:
Accrued personnel costs	4,307	3,468
Accounts payable and accrued liabilities	818	783
Current operating lease liabilities	692	616
Current liabilities held for sale	—	1,194
Total current liabilities	5,817	6,061
Credit facility - due to affiliates	—	5,500
Operating lease liabilities	6,393	6,745
Total liabilities	12,210	18,306

Stockholders' equity:
Series C preferred stock	—	6,765
Class A common stock	93	81
Class B common stock	2	2
Additional paid-in capital	201,330	200,617
Treasury stock	(2,662)	(2,662)
Accumulated deficit	(171,420)	(179,507)
Total stockholders' equity	27,343	25,296
Total liabilities and stockholders' equity	$39,553	$43,602

COMSTOCK HOLDING COMPANIES, INC.
Consolidated Statements of Operations
(Unaudited; In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$12,813	$10,164	$30,011	$23,328
Operating costs and expenses:
Cost of revenue	8,346	6,695	22,112	18,275
Selling, general, and administrative	537	309	1,393	916
Depreciation and amortization	55	23	149	65
Total operating costs and expenses	8,938	7,027	23,654	19,256
Income (loss) from operations	3,875	3,137	6,357	4,072
Other income (expense):
Interest expense	(94)	(60)	(222)	(176)
Gain (loss) on real estate ventures	(31)	1	238	(93)
Other income (expense), net	1	4	2	4
Income (loss) from continuing operations before income tax	3,751	3,082	6,375	3,807
Provision for (benefit from) income tax	62	25	(42)	(11,289)
Net income (loss) from continuing operations	3,689	3,057	6,417	15,096
Net income (loss) from discontinued operations, net of tax	(99)	(137)	(376)	(724)
Net income (loss)	3,590	2,920	6,041	14,372
Impact of Series C preferred stock redemption	—	—	2,046	—
Net income (loss) attributable to common shareholders	$3,017	$11,205	$4,764	$11,452

Weighted-average common stock outstanding:
Basic	9,464	8,234	8,806	8,205
Diluted	10,007	9,072	9,363	9,030

Net income (loss) per share:
Basic - Continuing operations	$0.39	$0.37	$0.96	$1.84
Basic - Discontinued operations	(0.01)	(0.02)	(0.04)	(0.09)
Basic net income (loss) per share	$0.38	$0.35	$0.92	$1.75

Diluted - Continuing operations	$0.37	$0.34	$0.90	$1.67
Diluted - Discontinued operations	(0.01)	(0.02)	(0.04)	(0.08)
Diluted net income (loss) per share	$0.36	$0.32	$0.86	$1.59

COMSTOCK HOLDING COMPANIES, INC.
Non-GAAP Financial Measures
(Unaudited; In thousands)

Adjusted EBITDA
The following table presents a reconciliation of net income (loss) from continuing operations, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss) from continuing operations	$3,689	$3,057	$6,417	$15,096
Interest expense	94	60	222	176
Income taxes	62	25	(42)	(11,289)
Depreciation and amortization	55	23	149	65
Stock-based compensation	212	153	629	454
(Gain) loss on equity method investments	31	(1)	(238)	93
Adjusted EBITDA	$4,143	$3,317	$7,137	$4,595

We define Adjusted EBITDA as net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and gain or loss on equity method investments.

We use Adjusted EBITDA to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute Adjusted EBITDA consistently using the same methods each period.

We believe Adjusted EBITDA is a useful measure because it permits investors to better understand changes over comparative periods by providing financial results that are unaffected by certain non-cash items that are not considered by management to be indicative of our operational performance.

While we believe that Adjusted EBITDA is useful to investors when evaluating our business, it is not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. Adjusted EBITDA should not be considered in isolation, or as a substitute, for other financial performance measures presented in accordance with GAAP. Adjusted EBITDA may differ from similarly titled measures presented by other companies.